Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
THE WALT DISNEY COMPANY
(Pursuant to Section 151 of the Delaware General Corporation Law)

Section 1. Designation and Amount. The designation of the series of the preferred stock shall be “Series B Convertible Preferred Stock” and the number of shares constituting the Series B Convertible Preferred Stock shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

Section 2. Dividends.

No dividend shall be payable on any share of Series B Convertible Preferred Stock of the Corporation, except in the case of dividends payable in shares of Series B Convertible Preferred Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Series B Convertible Preferred Stock of the Corporation or shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests).

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Conversion Rate (as defined below) multiplied by the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the affairs of the Corporation (treating all outstanding shares of Series B Convertible Preferred Stock as having been converted into Common Stock for purposes of calculating such per share amount), before any payment shall be made or any assets distributed to the holders of any stock ranking junior to the Series B Convertible Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Convertible Preferred Stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Series B Convertible Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Convertible Preferred Stock and all the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

(ii) For the purpose of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

Section 4. Redemption. The Series B Convertible Preferred Stock shall not be subject to redemption.

Section 5. Voting Rights. No shares of Series B Convertible Preferred Stock shall be entitled to vote or be counted for quorum purposes. No shares of Series B Convertible Preferred Stock shall be treated as or deemed outstanding for purposes of determining voting requirements.

Section 6. Automatic Conversion.

(i) Each share of Series B Convertible Preferred Stock shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate upon a Transfer, other than a Permitted Transfer, of such share of Series B Convertible Preferred Stock (a “Conversion Event”). Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates, if any, representing such shares are surrendered to the Corporation or the Transfer Agent. Upon the occurrence of such automatic conversion of the Series B Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock so converted shall surrender the certificates, if any, representing such shares at the office of the Corporation or the Transfer Agent. Thereupon, the Transfer Agent will record the conversion.

(ii) The “Conversion Rate” initially shall be equal to 10,000 shares of Common Stock per share of Series B Convertible Preferred Stock.

(iii) In the event the Corporation changes the number of shares of Common Stock as a result of a recapitalization, reclassification, stock split (including a reverse stock split), stock dividend, distribution, subdivision or other similar transaction, then in each such case the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger Etc.

In the event the Corporation enters into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or any other property (payable in kind), then in any such case each share of Series B Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Conversion Rate multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or other agreement for the holders of shares of Series B Convertible Preferred Stock to receive, on a per share basis, non-voting securities (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities). Any determination as to the matters described above shall be made in good faith by the Board of Directors in its sole discretion.

Section 8. Ranking. The Series B Convertible Preferred Stock shall rank junior to all other series of preferred stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up.

Section 9. Fractional Shares. Series B Convertible Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to have the benefit of all rights of holders of Series B Convertible Preferred Stock.

Section 10. No Preemptive Rights. The holders of shares of Series B Convertible Preferred Stock shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 11. Other Rights. The shares of Series B Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Certificate of Incorporation or as provided by applicable law.

Section 12. Definitions.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Permitted Transfer” means any Transfer of a share of Series B Convertible Preferred Stock to the Corporation or a Subsidiary of the Corporation.

“Subsidiary” means any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

“Transfer” of a share of Series B Convertible Preferred Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

“Transfer Agent” means Broadridge Financial Solutions, Inc., unless and until a successor is selected by the Corporation, and then such successor.

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